Exhibit 10.6

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (the “Amendment”) is made and entered into as of October 12, 2016 by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and LIQUIDIA TECHNOLOGIES, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of January 6, 2016 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)             Bank hereby waives Borrower’s violation of Section 7.4 of the Agreement for incurring Indebtedness of $2,165,179.81 to The University of North Carolina at Chapel Hill without Bank’s prior written consent.

2)             Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

(b)                                 Tranche I Term Loan.

(i)                                    Bank has made one term loan in the aggregate principal amount of Three Million Dollars ($3,000,000) (the “Tranche I Term Loan”). The proceeds of the Tranche I Term Loan shall be used for general working capital purposes and for capital expenditures.

(ii)                                Interest shall continue to accrue on the Tranche I Term Loan at the rate specified in Section 2.3(a), and, prior to the Tranche I Interest-Only End Date, shall be payable monthly on the 18th day of each month. Any portion of the Tranche I Term Loan that is outstanding on the Tranche I Interest-Only End Date shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on August 6, 2017, and continuing on the same day of each month thereafter through the Tranche I Term Loan Maturity Date, at which time all amounts due in connection with the Tranche I Term Loan shall be immediately due and payable. The Tranche I Term Loan, once repaid, may not be reborrowed. Borrower may prepay all or any portion of the Tranche I Term Loan without penalty or premium

3)             A new Section 2.1(d) is hereby added to the Agreement, as follows:

(d)                                 Tranche II and Tranche III Term Loans.

(i)                                    Tranche II Term Loans. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one or more term loans to Borrower in an aggregate principal amount not to exceed Three Million Dollars ($3,000,000) (each a “Tranche II Term Loan” and collectively the “Tranche II Term Loans”). Borrower may request Tranche II Term Loans at any time from the date hereof through the Availability End Date, provided that each Tranche II Term Loan so requested shall be in the principal amount of $250,000 or an integral multiple thereof. The proceeds of the Tranche II Term Loans shall be used for general working capital purposes and for capital expenditures.

(ii)                                Tranche III Term Loans. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one or more term loans to Borrower in an aggregate principal amount not to exceed Four Million Dollars ($4,000,000) (each a “Tranche III Term Loan” and collectively the “Tranche III Term Loans”, and together with the Tranche I Term Loan and the Tranche II Term Loans, each a “Term Loan” and collectively the “Term Loans”). Borrower may request Tranche III Term Loans at any time from the Tranche III Availability Start Date through the Availability End Date, provided that each Tranche III Term Loan so requested shall be in the principal amount of $250,000 or an integral multiple thereof. The proceeds of the Tranche III Term Loans shall be used for general working capital purposes and for capital expenditures.

(iii)                            Interest shall accrue from the date of each Tranche II Term Loan and Tranche III Term Loan at the rate specified in Section 2.3(a), and, prior to the Availability End Date, shall be payable monthly beginning on the 12th day of the month next following such Tranche II Term Loan or Tranche III Term Loan, and continuing on the same day of each month thereafter. Any Tranche II Term Loans and Tranche III Term Loans that are outstanding on the Availability End Date shall be payable in thirty-six (36) equal monthly installments of principal, puls all accrued interest, beginning on the date that is one month immediately following the Availability End Date, and continuing on the same day of each month thereafter through the Tranche II/Tranche III Term Loan Maturity Date, at which time all amounts due in connection with the Tranche II Term Loans and Tranche III Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Tranche II Term Loans and Tranche III Term Loans, once repaid, may not be reborrowed. Borrower may prepay any Tranche II Term Loan or Tranche III Term Loan at any time without penalty or premium.

(iv)                             When Borrower desires to obtain a Tranche II Term Loan or Tranche III Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Tranche II Term Loan or Tranche III Term Loan is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.

2)             Section 2.3(a) of the Agreement is hereby amended and restated, as follows:

(a)                                 Interest Rates.

(i)                                    Tranche I Term Loan. Except as set forth in Section 2.3(b), the Tranche I Term Loan shall bear interest, on the outstanding daily balance thereof, at a rate equal to (A) 3.75% during the period commencing on the Closing Date and ending on the Tranche I Interest-Only End Date, and (B) 5.00% commencing on the day immediately following the Tranche I Interest-Only End Date and continuing thereafter.

(ii)                                Tranche II Term Loans and Tranche III Term Loans. Except as set forth in Section 2.3(b), the Tranche II Term Loans and Tranche III Term Loans shall bear interest, on the outstanding daily balance thereof, at a rate equal to (A) 3.75% during the period on and before the Availability End Date, and (B) 5.00% commencing on the day immediately following the Availability End Date and continuing thereafter.

3)             Section 2.5(b) of the Agreement is hereby amended and restated, as follows:

(b)                                 Success Fee. Upon the occurrence of a Liquidity Event, a one-time success fee equal to $250,000 (the “Success Fee Amount”); provided that, if Borrower has requested and Bank has made a Tranche III Term Loan on or before consummation of the Liquidity Event, then the Success Fee Amount shall instead be $400,000. This Section 2.5(b) shall survive any termination of this Agreement.

4)             Section 6.2(c) of the Agreement is hereby amended and restated, as follows:

(c)                                  an annual budget approved by Borrower’s board of directors as soon as available but not later than February 28th of each year during the term of this Agreement;

5)             A new Section 6.10 is hereby added to the Agreement, as follows:

6.10                        Milestone Covenants. Borrower shall achieve the following milestone covenants:

(a)                                 Funding Milestone. Borrower shall achieve the Funding Milestone.

(b)                                 Clinical Milestone. With respect to at least one internally developed product, Borrower shall file, on or before December 31, 2016, an IND with the FDA or an application for a new clinical trial authorization (CTA) with the Danish Medicines Agency.

(c)                                  Setting of Future Covenants. Bank and Borrower hereby agree to set one or more mutually agreeable financial or milestone covenants following Borrower’s achievement of the covenants in Section 6.10(a) and Section 6.10(b) above. Such covenants shall be added to this Agreement through an amendment, and a violation of this Section 6.10(c) shall have occurred if Bank and Borrower have not executed such an amendment by January 30, 2017.

6)             A new Section 6.11 is hereby added to the Agreement, as follows:

6.11                        Subordination Agreement. Borrower shall either (a) deliver to Bank, on or before December 11, 2016, a subordination agreement, in form and substance satisfactory to Bank, duly executed by The University of North Carolina at Chapel Hill and acknowledged by Borrower, or (b) if Borrower does not satisfy clause (a), then, within thirty (30) days after Bank’s written request, repay in full Borrower’s Indebtedness of $2,165,179.81 to The University of North Carolina at Chapel Hill, subject to the condition that Borrower has achieved the Funding Milestone on or before the date of such repayment.

7)             A new Section 6.12 is hereby added to the Agreement, as follows:

6.12                        Landlord Waiver.   Borrower shall deliver to Bank, on or before January 10, 2017, a landlord waiver with respect to Borrower’s Morrisville, North Carolina leased premises, in form and substance reasonably satisfactory to Bank and duly executed by each of Borrower and the landlord of such premises.

8)             Section 8.2(a) of the Agreement is hereby amended and restated, as follows:

(a)                                 If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts), 6.10 (milestone covenants), or 6.11 (subordination agreement), or violates any of the covenants contained in Article 7 of this Agreement; or

9)             Section 8.6 of the Agreement is hereby amended and restated, as follows:

8.6                               Other Agreements.   If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000, (b) where such third party or parties holds Pre-IPO Subordinated Debt, with respect to an agreement governing the rights or obligations of such Pre-IPO Subordinated Debt, (c) in connection with any lease of real property, or (d) that would reasonably be expected to have a Material Adverse Effect;

10)      The following defined terms are hereby added in Exhibit A to the Agreement, as follows:

“Funding Milestone” means Borrower’s receipt, after October 1, 2016 but on or before December 31, 2016, of proceeds from the sale or issuance of Borrower’s equity or Subordinated Debt securities in an amount, from investors, and otherwise on terms acceptable to Bank.

“Pre-IPO Subordinated Debt” means unsecured, convertible notes that are (a) to be issued by Borrower to prospective purchasers of Borrower’s equity securities through an initial public offering on the SGX exchange in Singapore and (b) subordinated to Bank in a manner satisfactory to Bank.

“Tranche I Interest-Only End Date” means July 6, 2017.

“Tranche I Term Loan Maturity Date” means January 6, 2020.

“Tranche II/Tranche III Term Loan Maturity Date” means October 12, 2020.

“Tranche III Availability Start Date” means the date as of which Borrower achieves the Funding Milestone.

11)      The following defined term in Exhibit A to the Agreement is hereby amended and restated, as follows:

“Availability End Date” means October 12, 2017.

12)      The defined term “Term Loan Maturity Date” and its definition in Exhibit A to the Agreement are hereby deleted.

13)      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

14)      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

15)      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

16)      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)             this Amendment, duly executed by Borrower;

b)             an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c)              payment of a $25,000 facility fee, which may be debited from any of Borrower’s accounts;

d)             payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

e)              such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LIQUIDIA TECHNOLOGIES, INC.		PACIFIC WESTERN BANK

By:	/s/ Timothy Albury	By:	/s/ Matthew K. Jacobs
Name:	TIMOTHY ALBURY	Name:	MATTHEW K. JACOBS
Title:	CFO	Title:	AVP

[Signature Page to Second Amendment to Loan and Security Agreement]